EXHIBIT 10.4
FORM OF AWARD AGREEMENT
2014 Stock Option Award Agreement
NCR Corporation 2013 Stock Incentive Plan
(Non-Statutory Stock Option)
You have been granted an option (the “Option”) under the NCR Corporation 2013 Stock Incentive Plan (the “Plan”) to purchase from NCR Corporation (referred to herein as “NCR” or the “Company”) a number of shares of common stock of NCR (“Shares”) at the price per Share (the “Exercise Price”) as described on the stock option information page on the website (www.netbenefits.fidelity.com) of NCR’s third‑party Plan administrator (the “TPA”), subject to the terms and conditions of this 2014 Stock Option Award Agreement (this “Agreement”) and the Plan. The Exercise Price shall not be less than the Fair Market Value of a Share on the date of grant of the Option (the “Grant Date”). The Capitalized terms used but not defined herein are defined in the Plan.
1.Grant of Option. Your right to exercise the Option will expire on the tenth (10th) anniversary (the “Expiration Date”) of the Grant Date, unless sooner terminated due to your Termination of Employment as described below. If the Expiration Date falls on a Saturday, Sunday or holiday, it will be deemed to occur on the next following business day.
2.    Vesting. The Option will become nonforfeitable (“Vested”), and the Vested shares (“Option Shares”) may be exercised, in equal annual installments (subject to mathematical rounding performed by NCR’s TPA) on each of the first (1st), second (2nd), third (3rd) and fourth (4th) anniversaries of the Grant Date (each, a “Vesting Date”). This vesting schedule is contingent upon your continuous employment with NCR or, if different, your employer (the “Employer”) as of and until each of the Vesting Dates. In the event of your Termination of Employment prior to the fourth (4th) anniversary of the Grant Date, except as otherwise provided below, the Option will terminate with respect to the then unvested portions.
3.    Certain Events Prior to Vesting Date. The Plan provides what happens in connection with certain events prior to vesting of Awards. The following chart describes the more common events.
Termination Provisions

Termination Event	Treatment of Option
Death or Disability
A pro rata portion of the Option will become Vested, determined by (a) multiplying the number of Option Shares awarded pursuant to this Agreement, by a fraction the numerator of which is the number of full and partial months of employment completed between the Grant Date and the Termination of Employment, and the denominator of which is forty-eight (48)

(the “Pro‑rata Fraction”) and then (b) subtracting the Option Shares that Vested prior to your Termination of Employment. The Vested portion of the Option may be exercised until the earlier of (i) the first (1st) year anniversary of the date of death or Disability, or (ii) the Expiration Date.

Termination for Cause	The Option will automatically terminate and all unexercised Vested and unvested Option Shares will be forfeited and will not be exercisable as of the date of such termination.
Termination Other than for Cause
The unvested portion of the Option will terminate and be forfeited and the Vested portion may be exercised until the earlier of (a) the ninetieth (90th) day after the date of your Termination of Employment, or (b) the Expiration Date.

Change in Control Termination or Good Reason Termination
The Option shall be fully Vested immediately upon your Termination of Employment, and the Option may be exercised until the later of:
(a) the earlier of (i) the first (1st) anniversary of your Termination of Employment, or (ii) the Expiration Date, and
(b) the applicable date determined upon Death or Disability above.

For purposes of this Agreement, “Disability” means a disability for which you qualify for benefits from the NCR Long-Term Disability Plan or another long-term disability plan sponsored by NCR or the Employer. “Cause” means Cause as defined in the NCR Change in Control Severance Plan, to the extent such Termination of Employment occurs within twenty-four (24) months after a Change in Control and you are a participant in the NCR Change in Control Severance Plan at the time of such Termination of Employment; otherwise as defined in the Plan. “Termination other than for Cause” includes, but is not limited to, involuntary Termination of Employment by NCR or the Employer without Cause (as defined in the Plan) other than during the twenty‑four (24) months following a Change in Control. “Change in Control Termination” means your involuntary Termination of Employment by the Company, the Employer or the continuing entity other than for Cause or Disability during the twenty‑four (24) months following the Change in Control prior to a Vesting Date wherein the Option award is assumed, converted or replaced by the continuing entity. “Good Reason Termination” means, if you are a participant in the NCR Change in Control Severance Plan, or an NCR policy or a similar arrangement that defines “Good Reason” in the context of a resignation following a Change in Control, your Termination of Employment for Good Reason as so defined within twenty-four (24) months following a Change in Control.

Notwithstanding any provisions in this Agreement to the contrary other than Sections 5, 7, 13, 15, 25 in the event a Change in Control occurs prior to the Vesting Date and the Option award is not assumed, converted or replaced by the continuing entity, the Option shall become fully Vested immediately prior to the Change in Control.
4.    Death or Disability After Vesting. In the event of your Termination of Employment as a result of your Death or Disability, the Option that remains exercisable at the time of your termination may be exercised, by you, your beneficiary or your heirs, until the earlier of, (a) the first (1st) anniversary of your Termination of Employment as a result of your Death or Disability, and (b) the Expiration Date.
5.    Confidentiality. By accepting this Award, except to the extent that disclosure is required by applicable law or regulation, you agree to keep this Agreement confidential and not to disclose its contents to anyone except your attorney, your immediate family or your financial consultant, provided such persons agree in advance to keep such information confidential and not to disclose it to others. The Option will be forfeited if you violate the terms and conditions of this Section 5.
6.    Adjustments Based on Certain Changes in the Common Stock. In the event of any stock split, reverse stock split, stock dividend, recapitalization or similar change affecting the common stock, the Award shall be equitably adjusted in accordance with Section 3(d) of the Plan.
7.    Misconduct. The Option will be forfeited if the Committee determines that you engaged in misconduct in connection with your employment with NCR or the Employer.
8.    Exercise of Option. The Option shall be exercised in accordance with procedures established by the administrator of NCR’s stock option program, including broker‑assisted cashless exercises. In countries where deemed mandatory, upon exercise, the purchase price will be paid by simultaneous sale of the Option Shares exercised, in such a manner that NCR is not subject to taxation upon grant of the option award.
To the extent legally permissible under applicable local laws, rules and regulations, if the Option is Vested and outstanding on the Expiration Date (or such earlier date that the Option would otherwise terminate pursuant to this Agreement), then, the Option shall be automatically exercised on the Expiration Date (or such earlier date that the Option would otherwise terminate pursuant to this Agreement) without further action by you (or your beneficiary or estate), if the Fair Market Value per Option Share exceeds the Exercise Price per Option Share on such date. Any such automatic exercise shall be made in accordance with net exercise procedures established by NCR and the administrator of NCR’s stock option program, whereby NCR will withhold from the Option Shares the number of Option Shares necessary to satisfy the Exercise Price. In no event shall NCR, its employees or agents be liable for any direct, indirect, punitive, incidental, special or consequential damages or any damages whatsoever arising out of or in any related to the automatic exercise feature in this Section. By accepting the Option, you agree to the automatic exercise of the Option pursuant to this Section and the terms hereof.
9.    Settlement of Option Shares. Within a reasonable period after any Vested portion of the Option is exercised, NCR will instruct its transfer agent and/or TPA to credit you or your successor with the number of Option Shares you exercised. Neither you nor your legal representative shall be, or have any of the rights and privileges of, a stockholder of NCR in respect of any Shares purchasable upon the exercise of the Option, in whole or in part, unless and until NCR credits you with, or causes a credit to you of, such Option Shares.
10.    Withholding. (a) Prior to any relevant tax or tax withholding event (as applicable) and as a condition of your receiving any Option Shares with respect to which the Option has been exercised, you agree to make arrangements satisfactory to NCR and/or the Employer to satisfy all income tax, social insurance tax, payroll tax, fringe benefits tax or other Federal, state or local tax payment or withholding requirements or other tax related items (collectively, “Tax-Related Items”) applicable to you as a result of or related to your participation in the Plan. In this regard, you agree to pay to NCR, including, at NCR’s sole discretion, through payroll withholding, a cash amount equal to any amount of such Tax-Related Items required to be paid or withheld with respect to the exercise of the Option; provided that you will be required to pay any such amount prior to the tax or tax withholding event (as applicable) and as a condition of your receiving the Option Shares to be issued in respect of the exercise of the Option. Notwithstanding the foregoing sentence, in lieu of paying NCR a cash amount equal to any amount of taxes required to be withheld or paid with respect to the Tax-Related Items in respect of the exercise of the Option, you may, to the extent permitted by NCR in its sole discretion, elect to satisfy any such amount required to be withheld or paid by either (A) instructing NCR to withhold Option Shares that are issuable upon the exercise of the Option equal to the amount required to be withheld or paid or (B) instructing NCR and any brokerage firm determined acceptable to NCR for such purpose to sell on your behalf the whole number of Option Shares with respect to which the Option has been exercised that NCR determines to be appropriate to generate the cash proceeds sufficient to satisfy such Tax-Related Items; provided that, any such sale or withholding of shares shall occur on the date that the requirement to withhold or pay taxes arises or as soon as practicable thereafter; provided further that, to the extent that you instruct NCR and any brokerage firm to sell the Option Shares on your behalf pursuant to this Section 10, you will be responsible for, and will indemnify and hold NCR and the Employer harmless with respect to, any and all losses, costs, damages or other expenses (other than brokerage fees and other similar costs related directly to any such sale of Option Shares) arising in connection with, or related to, any such sale. You acknowledge that if, at the time any Option Shares are sold to satisfy requirements relating to Tax-Related Items pursuant to this Section 10(a), you are an executive officer of NCR subject to Section 16 of the Securities

Exchange Act of 1934, as amended (the “Exchange Act”), any such sale of Option Shares must be pursuant to an exemption from the requirements under Section 16(b) of the Exchange Act.
(b) You acknowledge that, regardless of any action taken by NCR or the Employer, the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by NCR or the Employer. Depending on the withholding method, NCR may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.
11.    Nontransferability. The Option is not transferable by you other than by beneficiary designation, will or the laws of descent and distribution, and during your lifetime, the Option may be exercised only by you or your guardian or legal representative.
12.    Beneficiaries. You may at any time designate through the TPA, one or more beneficiaries to receive all or part of the Option in case of your death, and you may change or revoke such designation at any time. In the event of your death, any portion of the Option subject to such a designation will be distributed to such beneficiary or beneficiaries in accordance with this Agreement. Any other portion of the Option not designated by you shall be distributable to your estate. If there is any question as to the legal right of any beneficiary to receive a distribution hereunder, the Option Shares in question may be purchased by and distributed to your estate, in which event NCR shall have no further liability to anyone with respect to such Option Shares.
13.    Noncompetition and Nonsolicitation. In exchange for the consideration you are receiving pursuant to the terms of this Agreement, you agree that during your employment with NCR and for a twelve month period after its termination (or if applicable law mandates a maximum time that is shorter than twelve months, then for a period of time equal to that shorter maximum period), regardless of the reason for termination, you will not yourself or through others, without the prior written consent of the Chief Executive Officer of NCR:
(a)    I FOR EMPLOYEES GRADE 18 AND ABOVE AS OF THE DATE OF THIS AGREEMENT perform services, directly or indirectly, (i) of the type conducted, authorized, offered, or provided by you on behalf of NCR within the two years prior to termination of your NCR employment; (ii) in connection with products, services, systems or solutions that are similar to or serve the same functions as those with respect to which you worked for NCR within the last two years of your NCR employment; (iii) on behalf of yourself or a person or entity in competition with NCR that is not one of the named “Competing Organizations” either on the list below in this Section 13 or, as applicable, on the list currently in effect at the time of termination of your NCR employment (available from the NCR Human Resources intranet website; the list as of the Grant Date is set forth below in subparagraph (h));

and (iv) anywhere within the United States, or in any State or territory thereof in which NCR does or did business during your NCR employment, all of which States or territories are deemed to be separately set forth here and the names of which are incorporated by reference;
(a)    II FOR EMPLOYEES GRADE 17 AND BELOW AS OF THE DATE OF THIS AGREEMENT perform services, directly or indirectly, (i) of the type conducted, authorized, offered, or provided by you on behalf of NCR within the two years prior to termination of your NCR employment; (ii) in connection with products, services, systems or solutions that are similar to or serve the same functions as those with respect to which you worked for NCR within the last two years of your NCR employment; (iii) on behalf of yourself or a person or entity in competition with NCR that is not one of the named “Competing Organizations” either on the list below in this Section 13 or, as applicable, on the list currently in effect at the time of termination of your NCR employment (available from the NCR Human Resources intranet website; the list as of the Grant Date is set forth below in subparagraph (h)); and (iv) within the territory where or for which you performed such services within the two years preceding your termination to the extent a specific geographic territory was assigned to you or, if no territory was assigned to you, then within a 250-mile radius from the primary office or other location where you worked during the last two years of your NCR employment;
(b)    perform services, directly or indirectly, (i) of the type conducted, authorized, offered, or provided by you on behalf of NCR within the two years prior to termination of your NCR employment; (ii) in connection with products, services, systems or solutions that are similar to or serve the same functions as those with respect to which you worked for NCR within the last two years of your NCR employment ; and (iii) on behalf of any named “Competing Organization” either on the list below in this Section 13 or, as applicable, on the list currently in effect at the time of termination of your NCR employment (available from the NCR Human Resources intranet website; the list as of the Grant Date is set forth below in subparagraph (h));
(c)    directly or indirectly recruit, hire, solicit or induce, or attempt to recruit, hire, solicit or induce, any employee of NCR, its Subsidiaries or Affiliates, to terminate his or her employment with NCR, its Subsidiaries or Affiliates; or
(d)    solicit or attempt to solicit the business of any NCR customers or actively sought prospective customers with which you had material contact during the last two years of your NCR employment. “Material contact” means the contact between you and each customer or actively sought prospective customer (i) with which you dealt on behalf of NCR, (ii) whose dealings with NCR were coordinated or supervised by you, (iii) about whom you obtained confidential information in the ordinary course of business as a result of your association with NCR, or (iv) who receives products or services authorized by NCR, the sale or provision of which results or resulted in compensation, commissions, or earnings for you within the two years prior to the date of the your termination.
(e)    All references to “NCR” in this Section 13 shall be deemed to include its Subsidiaries and Affiliates, and references to “NCR employment” shall be deemed to include your employment, if any, by a company the stock or substantially all the assets of which NCR has acquired. As a non-limiting example, a reference to the “last two years of your NCR employment” may include both time as an NCR employee and time as a Radiant Systems, Retalix Ltd, Digital Insight or Alaric Ltd. employee.
(f)    The covenants contained within this Section 13 are a material component of the consideration for this Agreement. If you breach any of these covenants, NCR shall be entitled to all of its remedies at law or in equity, including but not limited to money damages and injunctive relief. In the event of such a breach, in addition to NCR’s other remedies, any unvested Options will be immediately forfeited and deemed canceled, and you agree to pay immediately to NCR the Fair Market Value of any Options that vested during the eighteen (18) months prior to the date of your termination of employment (or if applicable law mandates a maximum time that is shorter than eighteen (18) months, than for a period of time equal to the shorter maximum period), without regard to whether you continue to own the shares associated with such Options or not.
(g)    The twelve-month period set forth in this Section 13 shall be tolled and suspended during and for the pendency of any violation of its terms, and for the pendency of any legal proceedings to enforce any of the covenants set forth herein, and all time that is part of or subject to such tolling and suspension shall not be counted toward the twelve-month duration of the applicable covenant. By way of example, if immediately following your departure from NCR you accept employment with a competitor that is prohibited by the noncompetition covenant contained in this Section 12, and work for such competitor for six months before NCR obtains a judicial or arbitral order terminating or modifying that employment, your twelve-month noncompetition period shall not commence until after you have commenced compliance with that order.
(h)    For purposes of this Agreement, “Competing Organizations” shall be the following as of the Grant Date, including the subsidiaries and affiliates of each. The list of Competing Organizations is updated and revised from time to time, and such updated lists shall be deemed a part of this Agreement; the current list may be obtained from the NCR Law Department or the NCR Human Resources Department upon request, or from the NCR Human Resources intranet website.

Agilysys	Hitachi-Omron Terminal Systems	Pendum
Arianne	Hyosung	Phoenix Interactive

Arinc.	IBM	Pinnacle Corporation
Casio America, Inc.	IER	POSitech
Cenveo	Intuit	Retail Pro International
DATA Business Forms	Itautec	RR Donnelly
Dell, Inc.	JDA Software	SAP
Diebold	KAL (Korala Associates)	Schades-Heipa
Dimension Data	Kony	Sharp
Dresser	Kiosk (KIS)	SITA
Eastcom	LGN-Sys	Square
EPIC	Logicalis	Talaris
Epicor	Mahathi	TeleSource
Escher	Micros Systems	Tolt
Fujitsu	Mobile Travel Technologies	Toshiba TEC
Getronics	NRT	Unisys
Gilbarco Veeder-Root	Nscglobal	Useablenet
Glory	Oki	Verifone
GRG Banking Equipment	Oracle	Vista
GRG International	Panasonic Corporation	Wand
Hewlett Packard	PAR Technology	Wincor
Hitachi	PayPal / eBay	Xpient

14.    Dispute Resolution. By accepting this Award, you agree that, where permitted by local law, any controversy or claim arising out of or related to this Agreement or your employment with NCR, its Subsidiaries or Affiliates shall be resolved by binding arbitration; the obligation to arbitrate shall also extend to and encompass any claims that you may have or assert against any NCR employees, officers, directors or agents. If you are employed in the United States, the arbitration shall be pursuant to the then current rules of the American Arbitration Association in or near the city where you work or worked for NCR. If you are employed outside the United States, where permitted by local law, the arbitration shall be conducted in the regional headquarters city of your NCR business organization pursuant to the rules of a reputable national or international arbitration organization. The arbitration shall be held before a single arbitrator who is an attorney. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction. For arbitrations held in the United States, issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; in all other respects, this Agreement shall be governed by the laws of the State of Georgia, without regard to its conflict- of-laws principles. Each party shall bear its own attorney fees associated with the arbitration; other costs, and the expenses of the arbitration, shall be borne as provided by the rules of the American Arbitration Association, or by similar applicable rules for an arbitration held outside the United States. If any portion of this paragraph is held unenforceable, it shall be severed and shall not affect the duty to arbitrate nor any other part of this paragraph.

Notwithstanding the preceding subparagraph, you acknowledge that if you breach any of the covenants set forth in Section 13, NCR will sustain irreparable injury and will not have an adequate remedy at law. As a result, you agree that in the event of your breach any of the Section 13 covenants NCR may, in addition to any other remedies available to it, bring an action in a court of competent jurisdiction for equitable relief pending appointment of an arbitrator and completion of an arbitration, and in such instance shall not be required to post a bond.
15.    Compensation Recovery Policy. By accepting the Option, you acknowledge and agree that, to the extent the Option constitutes “Covered Incentive Compensation” subject to the terms of NCR’s Compensation Recovery Policy, as the same may be in effect from time to time (the “Compensation Recovery Policy”), then, notwithstanding any other provision of this Agreement to the contrary, you may be required to forfeit the Option or repay any or all of the Option Shares pursuant to the terms of the Compensation Recovery Policy. Further, you acknowledge and agree that NCR may, to the extent permitted by law, enforce any repayment obligation pursuant to the Compensation Recovery Policy by reducing any amounts that may be owing from time to time by NCR to you, whether as wages, severance, vacation pay or in the form of any other benefit or for any other reason.
16.    Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Award materials (“Data”) by and among, as applicable the Employer, NCR, its Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in NCR, details of all Options or other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to the TPA or such other stock plan service provider as may be selected by NCR in the future, which is assisting NCR with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (for example, the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize NCR, the TPA and any other possible recipients which may assist NCR (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that NCR would not be able to grant you Options or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
17.    Application to Other Compensation. Your participation in the Plan is voluntary. The value of the Option is an extraordinary item of income, is not part of your normal or expected compensation and shall not be considered in calculating any severance, redundancy, end of service payments, bonus, long-service awards, pension, retirement or other benefits or similar payments. The Plan is discretionary in nature. The Option is a one-time benefit that does not create any contractual or other right to receive additional awards or other benefits in the future. Future grants, if any, are at the sole grace and discretion of NCR, including, but not limited to, the timing of the grant, amount and vesting provisions.
18.    No Advice Regarding Grant. NCR is not providing any tax, legal or financial advice, nor is NCR making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
19.    Electronic Delivery and Acceptance. NCR may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by NCR or the TPA.
20.    Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held to be unenforceable or invalid by a court or other tribunal of competent jurisdiction, it shall be severed and shall not affect any other part of this Agreement, which will be enforced as permitted by law. Provided, however, that to the extent such invalid provision can be rendered valid by modification, you agree that the court or tribunal shall so modify such provision so as to render it valid and enforceable to the fullest extent permitted by law.
21.    Amendment. The terms of the Option as evidenced by this Agreement may be amended by the NCR Board of Directors or the Committee at any time.
22.    Waiver. You acknowledge that a waiver by NCR of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.
23.    Provisions Applicable to Participants in Jurisdictions outside the United States. Notwithstanding any provision of this Agreement or the Plan to the contrary, if you are or become subject to the laws of a jurisdiction outside the United States, your Award shall be subject to any special terms and conditions set forth in any appendix to this Agreement for your country (the “Appendix”). In addition, your Award shall be subject to the laws and requirements of such jurisdiction outside the United States and the terms and conditions of this Agreement are deemed modified to the extent NCR determines necessary or advisable for legal or administrative reasons. Moreover if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent NCR determines that the application of such terms is necessary or advisable for legal or administrative reasons. Finally, the Committee may take any other action, including amending this Agreement, before or after an Award is made, that it deems necessary or advisable to obtain approval or comply with any necessary local governmental regulatory requirements or exemptions to the extent such amendment is permissible under the Plan with or without your prior written consent.
24.    Conflicting Terms. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail, except that with respect the law governing this Agreement and any claims arising under or relating to it, Section 14 of this Agreement shall prevail.
25.    Code of Conduct Certification. Notwithstanding any other provision of this Agreement, the Option and your right to exercise any Option Shares that become Vested hereunder are subject to and expressly conditioned upon your timely annual certification to NCR’s Code of Conduct, and in the event of your failure to timely provide any such certification as may be required prior to the date that the Options would otherwise be vested under this Agreement those Options shall be forfeited.
26.    Execution and Validity of Agreement. This Agreement shall be valid, binding and effective upon the Company on the Grant Date. However, the grant contained in this Agreement shall be forfeited by you and this Agreement shall have no force and effect if it is not duly executed by electronic acceptance in a form prescribed by and acceptable to the Company, by the date established by the Company and set forth on the website of the TPA at (www.netbenefits.fidelity.com); on which this Agreement is posted.

APPENDIX A
PROVISIONS FOR NON-U.S. PARTICIPANTS

2014 Stock Option Award Agreement
NCR Corporation 2013 Stock Incentive Plan
(Non-Statutory Stock Option)

The following terms and conditions apply to Participants who reside outside the United States or who are otherwise subject to the laws of a country other than the United States. In general, the terms and conditions in this Appendix A supplement the provisions of the Agreement, unless otherwise indicated herein.
1.    Nature of Grant. In accepting the Option, you acknowledge, understand and agree that:
(a)the Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation;
(b)    the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;
(c)    if the underlying Shares do not increase in value, the Option will have no value;
(d)    if you exercise the Option and acquire Option Shares, the value of such Option Shares may increase or decrease in value, even below the Exercise Price;
(e)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from your Termination of Employment (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the grant of the Option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against NCR, any of its Subsidiaries or Affiliates or the Employer, waive your ability, if any, to bring any such claim, and release NCR, its Subsidiaries, Affiliates and the Employer from any such claim; if notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(f)    for purposes of the Option, your employment or service relationship will be considered terminated as of the date you are no longer actively providing services to NCR or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by NCR, (i) your right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); and (ii) the period (if any) during which you may exercise the Option after such Termination of Employment will commence on the date you cease to provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where you are employed or terms of your employment agreement, if any; the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Option (including whether you may still be considered to be providing services while on a leave of absence);
(g)    unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and
(h)    neither NCR, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Option or of any amounts due to you pursuant to the exercise of the Option or the subsequent sale of any Option Shares acquired upon exercise.
2.    Language. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
3.    Conditions for Issuance. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any shares issuable upon exercise of the Options prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. The grant of Options is not intended to be a public offering of securities in your country, and the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities in connection with this grant, and the grant of the Options is not subject to the supervision of the local securities authorities.
4.    Repatriation and Other Non-U.S. Compliance Requirements. As a condition of the grant of your Options, you agree to repatriate all payments attributable to the Shares and/or cash acquired under the Plan (including, but not limited to, dividends) in accordance with local foreign exchange rules and regulations in your country of residence (and your country of employment, if different). In addition, you also agree to take any and all actions, and consent to any and all actions taken by the Company, its Subsidiaries and Affiliates, as may be required to allow the Company, its Subsidiaries and Affiliates to comply with local laws, rules and regulations in your country of residence (and your country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and your country of employment, if different).
5.    Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on your country of residence, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares or rights to such shares (e.g., Options) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

APPENDIX B
COUNTRY-SPECIFIC PROVISIONS FOR NON-U.S. PARTICIPANTS

2014 Stock Option Award Agreement
NCR Corporation 2013 Stock Incentive Plan
(Non-Statutory Stock Option)
This Appendix B includes special terms and conditions applicable to you if you reside in the countries below. These terms and conditions are in addition to or, if so indicated, in place of, those set forth in the Agreement. Capitalized terms used but not defined in this Appendix have the meanings assigned to them in the Plan, or the Agreement, as applicable.
This Appendix B also includes information relating to exchange control and other issues of which you should be aware with respect to your participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of the Grant Date. Such laws are often complex and change frequently. As a result, NCR strongly recommends that you do not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Options are exercised or Shares acquired under the Plan are sold.
In addition, the information is general in nature and may not apply to your particular situation and NCR is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation. Finally, if you are a citizen or resident of a country other than the one in which you are currently working, are considered a citizen or resident of another country for local law purposes, or transfer employment or residency to another country after the Grant Date, the notifications contained herein may not be applicable to you. In addition, NCR shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to you.
CHINA
Exercise of Option. This provision supplements Section 8 of the Agreement:
Due to regulatory requirements in the People’s Republic of China (“China”), the Exercise Price may only be paid through a broker-assisted cashless exercise pursuant to which you provide irrevocable instructions to NCR’s designated broker to effect the immediate sale of all of the exercised Option Shares and remit to NCR, out of the sale, sufficient funds to cover the aggregate Exercise Price payable for the exercised Option Shares. The remaining sale proceeds, less the amount of any broker’s fees or commissions, will be remitted to you in accordance with applicable exchange control laws and regulations. You will not be permitted to hold Shares after exercise. NCR reserves the right to allow additional methods of exercise depending on the development of local law.
Exchange Control Restrictions. You understand and agree that, if you are subject to exchange control laws in China, you will be required to immediately repatriate to China the proceeds from the sale of any Option Shares acquired under the Plan. You further understand that such repatriation of the proceeds may need to be effected through a special exchange control account established by NCR or a Subsidiary or Affiliate, and you hereby consent and agree that the proceeds from the sale of Option Shares acquired under the Plan may be transferred to such account by NCR (or the broker) on your behalf prior to being delivered to you. You also agree to sign any agreements, forms and/or consents that may be reasonably requested by NCR (or the broker) to effectuate such transfers.
The proceeds may be paid to you in U.S. dollars or local currency at NCR’s discretion. If the proceeds are paid to you in U.S. dollars, you understand that you will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to you in local currency, (i) you acknowledge that NCR is under no obligation to secure any particular exchange conversion rate and that NCR may face delays in converting the proceeds to local currency due to exchange control restrictions, and (ii) you agree to bear any currency fluctuation risk between the time the Option Shares are sold and the time the proceeds are converted to local currency and distributed to you.
Finally, you agree to comply with any other requirements that may be imposed by NCR in the future in order to facilitate compliance with exchange control requirements in China.
ISRAEL
Trust Arrangement. You understand and agree that this Award is offered subject to and in accordance with the terms of the Plan and its Israeli Appendix. Upon exercise, the Shares shall be controlled by the Company’s trustee appointed by the Company or its Subsidiary or Affiliate in Israel (the “Trustee”) for your benefit for at least such period of time as required by Section 102 or any shorter period determined under the Israeli Income Tax Ordinance (New Version), 5721-1961 as now in effect or as hereafter amended (the “Ordinance”) (with respect to the “capital gain route”) or by the Israeli Tax Authority (the “Lock‑Up Period”). You shall be able to request the sale of the Shares or the release of the Shares from the Trustee, subject to the terms of the Plan, this Agreement and any applicable Israeli tax law. Without derogating from the aforementioned, if the Shares are released by the Trustee during the Lock‑Up Period, the sanctions under Section 102 of the Ordinance shall apply to and be borne by you. The Shares shall not be sold or released from the control of the Trustee unless the Company, the Subsidiary or Affiliate and the Trustee are satisfied that the full amount of Tax-Related Items due have been paid or will be paid in relation thereto.

17